UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2018

Earth Science Tech Inc.

(Exact name of Registrant as Specified in its Charter)

Nevada	000-55000	80-0961484
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

8000 NW 31st Street, Unit 19

Doral, FL 33122, USA

(Address of Principal Executive Offices including Zip Code)

(305) 615-2118

(Registrant’s Telephone Number, including Area Code)

________________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective December 16, 2018, the Registrant entered into an agreement with Dermagate, Inc. to manufacture, assemble, and supply 5,000 units of its MSN-2 medical device, Hygee™ , for purchase by Registrant, on an exclusive basis (“Hygee™”). The parties have agreed to start manufacturing the 5,000 Hygee™ units in the weeks following execution of the agreement. The pricing will be based upon the labor costs and a portion of Dermagates administrative costs in producing the units. In addition Dermagate will receive a fraction of the profit made on each sale of Hygee based on the country where Hygee™ will be marketed.

The agreement is preliminary in certain respects and fixed as to others, the parties have determined the initial number of units that will be produced and the method of determining cost; however, the final numbers and percentage of profits as to specific countries is still being determined as of the execution of the agreement.

The Hygee™/MSN-2 Device

The Hygee™ device itself, is a modified panty liner worn by women to allow for the self-collection of a gynecological specimen. Currently the device allows human cells to be collected and tested for two types of infections, Chlamydia and Gonorrhea. It provides women with the ability to be self-collect specimens in a non-clinical setting, send them to a laboratory that will process the specimens and notify them if they test positive for either sexually transmitted disease so that they can seek treatment. This technology allows the Company to provide diagnostic services to high-risk women and girls who are not inclined to visit traditional medical settings. The kit can be ordered on-line for home screening.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Agreement between Registrant and Dermagate, Inc. dated December 16, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 21, 2018
EARTH SCIENCE TECH INC.

	By:	/s/Nickolas S. Tabraue
	Name:	Nickolas S. Tabraue
	Title:	President